Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Announces the Retirement of

John F. Creamer, Jr. from its Board of Directors.

COLMAR, PENNSYLVANIA (March 1, 2013) – Dorman Products, Inc. (NASDAQ:DORM) today announced that John F. Creamer, Jr., has informed the Company of his intention to retire from the Company’s Board of Directors and as a member of each committee thereof to which he was appointed, effective March 8, 2013. Mr. Creamer has served as a director since 1995. Mr. Creamer will continue to serve as the President of Distribution Marketing Services, Inc., a marketing consulting firm for the automotive aftermarket located in Phoenix, Arizona. Mr. Creamer is a former director and former Vice Chairman of the Board of Directors of Echlin Corporation, an automotive parts company, and former President of the Automotive Warehouse Distributors Association (AWDA).

“On behalf of the entire Board, I would like to thank Jack for his many years of service and invaluable contributions to our Company and the Board” said Steven Berman, the Company’s Chairman and Chief Executive Officer. “Jack has been a dedicated member of the Board for 17 years and we have benefited from his unmatched industry experience.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, renew™, TECHoice™, Dorman HD Solutions™ and Symmetry® brand names.